Exhibit 99.1

For Immediate Release
Jan. 30, 2009
PNM Completes Sale of Gas Operations
Move provides path to implement key initiatives

(ALBUQUERQUE, N.M.) – PNM Resources’ (NYSE: PNM) New Mexico utility, PNM, today successfully completed the cash sale of its natural gas operations to New Mexico Gas Company for approximately $640 million, which includes approximately $20 million in purchase-price adjustments.

“Completing the PNM gas operations sale is a key step toward returning our New Mexico utility, PNM, to financial health and strengthening the entire corporation,” said Jeff Sterba, PNM Resources chairman and CEO. “Our plan is to use the net proceeds of the sale to reduce PNM and PNM Resources debt and other corporate purposes.

“In addition, the gas operations sale allows PNM Resources to carry forward two key initiatives: focus solely on the generation and delivery of electricity, and place more emphasis on our efforts to obtain appropriate regulatory treatment for our electric utilities in New Mexico and Texas.”

As of today, PNM Resources is a holding company operating:
•	PNM – a vertically integrated electric utility with nearly 500,000 customers in New Mexico;
•	TNMP – a Texas distribution and transmission electric utility with 230,000 end-users; and
•	First Choice Power – a retail electricity provider competing in Texas’ deregulated market serving more than 237,000 customers.

PNM Resources also owns 50 percent of EnergyCo – a power-marketing and generation company in Texas with 920 megawatts of capacity. Upon completion of Unit 4 at the Cedar Bayou Generating Station in mid-2009, EnergyCo’s generation capacity will be nearly 1,200 megawatts.

Today’s closing also resulted in a $15 million payment to PNM Resources from Continental Energy Systems, which owns New Mexico Gas Company. Continental agreed to make the payment as consideration for the termination of a separate transaction in which PNM Resources would have acquired another Continental subsidiary.

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Background:
PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with 2007 consolidated operating revenues from continuing and discontinued operations of $2.4 billion. Through its utility and energy subsidiaries, PNM Resources has more than 2,700 megawatts of generation resources and serves electricity to approximately 859,000 homes and businesses in New Mexico and Texas. The company also has a 50-percent ownership of EnergyCo, which owns approximately 920 megawatts of generation. For more information, visit www.PNMResources.com.

CONTACTS:
Analysts                                                                Analysts & Media
Gina Jacobi, (505) 241-2211                                 Frederick Bermudez, (505) 241-4831

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